UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

AMENDMENT NO. 1

TO

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g) OF THE

SECURITIES EXCHANGE ACT OF 1934

The Ryland Group, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Maryland	52-0849948
(State of Incorporation or Organization)	(I.R.S. Employer Identification
no.)

24025 Park Sorrento, Suite 400,
Calabasas, California	91302
(Address of Principal Executive Offices)	(Zip Code)

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. ☐

Securities Act registration statement file number to which this form relates:

None
(if applicable)

Securities to be registered pursuant to Section 12(b) of the Act:

Rights to Purchase Common Stock

(Title of class)

Securities to be registered pursuant to Section 12(g) of the Act:

None

(Title of class)

The undersigned registrant hereby amends its Registration Statement on Form 8-A originally filed on December 12, 1996 by adding the information set forth below.

Item 1. Description of Registrant’s Securities to be Registered

On September 22, 2006, The Ryland Group, Inc. (the “Company”) and Mellon Investor Services LLC (formerly known as ChaseMellon Shareholder Services, L.L.C.) (the “Rights Agent”) executed a Second Amendment to Rights Agreement (the “Amendment”), amending the Rights Agreement dated as of October 18, 1996, as amended (the “Rights Agreement”), between the Company and the Rights Agent, to provide that the Rights Agreement expires on the earlier to occur of (i) January 13, 2007, (ii) the time at which the rights are redeemed as provided in the Rights Agreement, (iii) the time at which the rights are exchanged as provided in Section 27 of the Rights Agreement and (iv) September 22, 2006.  The Rights Plan Amendment had the effect of terminating the Rights Agreement effective September 22, 2006.

This summary description of the Amendment does not purport to be complete and is qualified in its entirety by reference to the Amendment, which is attached hereto as Exhibit 4.3 and incorporated herein by reference.

Item 2. Exhibits.

4.1.  Rights Agreement, dated as of October 18, 1996, between The Ryland Group, Inc. and ChaseMellon Shareholder Services, L.L.C. (Incorporated by reference to the Company’s Current Report on Form 8-K, filed on October 24, 1996).

4.2.  Amendment to Rights Agreement, dated as of February 25, 2001, between The Ryland Group, Inc. and Mellon Investor Services LLC (formerly known as ChaseMellon Shareholder Services, L.L.C.) (Incorporated by reference to the Company’s Quarterly Report on Form 10-Q, filed on May 13, 2003).

4.3.  Second Amendment to Rights Agreement, dated as of September 22, 2006, between The Ryland Group, Inc. and Mellon Investor Services LLC (formerly known as ChaseMellon Shareholder Services, L.L.C.) (Incorporated by reference to the Company’s Current Report on Form 8-K, filed on September 27, 2006).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

THE RYLAND GROUP, INC.

Date: September 27, 2006	By:	/s/	JENNIFER HANKES PAINTER
Name: Jennifer Hankes Painter
Title: Vice President, Assistant General Counsel